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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 5, 2007.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXCO RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1492779 (I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William L. Boeing
Vice President, General Counsel and Secretary
12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copies to: Thomas H. Yang Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 (214) 651-5545 (214) 200-0641 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	115,000,000	$16.37	$1,882,550,000	$57,795

(1)
The shares of common stock registered for resale in this prospectus are issuable upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock. Our shares of preferred stock are convertible at any time at the holder's election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of preferred stock being initially convertible into approximately 526.315789 shares of our common stock, subject to adjustment for fractional shares. In accordance with Rule 416, we are also registering an indeterminable number of shares of common stock as may become issuable upon conversion of the preferred stock to prevent dilution resulting from stock splits, stock dividends or similar transactions. We are also registering an estimated number of additional shares of common stock that may become issuable due to preferred stock dividend accruals or additional preferred stock anti-dilution adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on August 30, 2007.

Prospectus

105,263,115 shares

EXCO Resources, Inc.

Common Stock

        The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time 105,263,115 shares of our common stock (subject to adjustment for fractional shares). The shares of common stock registered for resale in this prospectus are issuable upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock. The shares of our preferred stock are convertible at any time at the holder's election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference plus accrued dividends, if any, divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of our preferred stock being initially convertible into approximately 526.315789 shares of our common stock, subject to adjustment for fractional shares. The number of shares of common stock registered for resale herein is derived from this initial conversion rate. The shares of common stock registered for resale in this prospectus also include additional shares of common stock that may become issuable upon conversion of the preferred stock as a result of dividend accruals or anti-dilution adjustments. Upon any such increase in the number of shares of common stock issuable upon conversion of the preferred stock, the number of shares being offered by each selling shareholder would be proportionately increased. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

        The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see "Plan of Distribution" on page 23.

        Our common stock is traded on the New York Stock Exchange under the symbol "XCO". On September 4, 2007, the last reported sales price for our common stock was $17.03 per share.

        This investment involves risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, the selling shareholders referred to in this prospectus may offer and sell from time to time 105,263,115 outstanding shares of our common stock (subject to adjustment for fractional shares). The shares of common stock registered for resale in this prospectus are issuable upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock. The shares of preferred stock set forth in clauses (i) through (iv) above are collectively referred to in this prospectus as our "preferred stock". The shares of common stock registered for resale in this prospectus also include additional shares of common stock that may become issuable due to preferred stock dividend accruals or potential preferred stock anti-dilution adjustments.

        This prospectus does not cover the issuance of any shares of common stock by us to the selling shareholders, and we will not receive any of the proceeds from any sale of shares by the selling shareholders. Except for underwriting discounts and selling commissions, which may be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

        Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

        Unless the context otherwise requires, references in this prospectus to "EXCO," "we," "us," and "our" are to EXCO Resources, Inc., or EXCO Resources, its consolidated subsidiaries and EXCO Holdings Inc., or EXCO Holdings, our former parent company, which was acquired by and into which EXCO Holdings II, Inc., or Holdings II, merged in October 2005. On February 14, 2006, EXCO Holdings merged with and into EXCO Resources in connection with our initial public offering, or IPO.

i

SUMMARY

        This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors" in this prospectus and any accompanying prospectus supplement and the risk factors discussed in the documents incorporated by reference herein.

EXCO Resources, Inc.

        We are an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore North American oil and natural gas properties. We expect to continue to grow by leveraging our management team's experience, exploiting our multi-year inventory of development drilling locations and exploitation projects, and selectively pursuing acquisitions that meet our strategic and financial objectives.

        Our operations are focused in key North American oil and natural gas areas including Appalachia, East Texas, Mid-Continent, North Louisiana and Permian. Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

        EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Our shares of common stock trade on the New York Stock Exchange under the symbol "XCO". Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The Offering

Common stock offered by the selling shareholders	105,263,115 shares
Selling shareholders	All of the common stock is being offered by the selling shareholders named herein. See "Selling Shareholders" for more information on the selling shareholders.
Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.
Plan of distribution
The selling shareholders named in this prospectus, or their pledgees, donees, transferees or other successors-in- interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholders, see "Plan of Distribution" on page 23.
New York Stock Exchange symbol	XCO
Risk factors
Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled "Risk Factors" beginning on page 3 of this prospectus and the risk factors discussed in the documents incorporated by reference herein.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

Sales of our common stock by the selling shareholders may cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

        As of August 1, 2007, we had 104,392,645 shares of common stock outstanding. Upon effectiveness of the registration statement, of which this prospectus forms a part, up to 105,263,115 shares (subject to adjustment for fractional shares and assuming no shares of common stock are issuable due to preferred stock dividend accruals or anti-dilution adjustments) registered for resale under this prospectus will be available for public resale. Once sold under the registration statement, of which this prospectus forms a part, up to 105,263,115 shares (subject to adjustment for fractional shares and assuming no shares of common stock are issuable due to preferred stock dividend accruals or anti-dilution adjustments) of common stock will become freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 to register the stock to be sold in connection with this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        For purposes of this prospectus, the SEC allows us to "incorporate by reference" certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

  •
  our Definitive Proxy Statement on Schedule 14A filed on July 16, 2007;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 19, 2007, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed April 17, 2007;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed on May 14, 2007;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed on August 9, 2007;

  •
  our Amendment No. 3 to our Current Report on Form 8-K/A filed December 20, 2006;

  •
  our Current Report on Form 8-K dated December 20, 2006 and filed on December 21, 2006;

  •
  our Current Report on Form 8-K dated July 22, 2006 and filed July 25, 2006 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our

    Current Report on Form 8-K/A filed October 2, 2006, Amendment No. 2 to our Current Report on Form 8-K/A filed October 4, 2006, Amendment No. 3 to our Current Report on Form 8-K/A filed October 19, 2006, Amendment No. 4 to our Current Report on Form 8-K/A filed December 18, 2006 and Amendment No. 5 to our Current Report on Form 8-K/A filed January 24, 2007;

  •
  our Current Report on Form 8-K dated January 11, 2007 and filed on January 16, 2007;

  •
  our Current Report on Form 8-K dated January 15, 2007 and filed on January 16, 2007;

  •
  our Current Report on Form 8-K dated February 1, 2007 and filed on February 6, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus);

  •
  our Current Report on Form 8-K dated February 14, 2007 and filed on February 15, 2007;

  •
  our Current Report on Form 8-K dated March 8, 2007 and filed on March 13, 2007;

  •
  our Current Report on Form 8-K dated March 13, 2007 and filed on March 13, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus);

  •
  our Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed on April 2, 2007 and Amendment No. 2 to our Current Report on Form 8-K/A filed on June 12, 2007;

  •
  our Current Report on Form 8-K dated April 24, 2007 and filed on April 24, 2007;

  •
  our Current Report on Form 8-K dated May 2, 2007 and filed on May 8, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed on July 18, 2007;

  •
  our Current Report on Form 8-K dated August 8, 2007 and filed on August 10, 2007;

  •
  our Current Report on Form 8-K dated August 15, 2007 and filed on August 21, 2007;

  •
  our Current Report on Form 8-K dated August 31, 2007 and filed on August 31, 2007;

  •
  our Current Report on Form 8-K dated August 30, 2007 and filed on September 5, 2007; and

  •
  our Registration Statement on Form 8-A12B filed on February 6, 2006.

        All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

        Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        You may obtain copies of any of these filings by contacting us at the address or phone number indicated below or by contacting the SEC as described above in "Where You Can Find More Information." Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the internet at:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
Attn: General Counsel
Internet Website: www.excoresources.com

        The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference that are not historical facts contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and involve a number of risks and uncertainties. These forward-looking statements relate to, among other things, the following:

  •
  our future financial and operating performance and results;

  •
  our business strategy;

  •
  market prices;

  •
  our future derivative financial instrument activities; and

  •
  our plans and forecasts.

        We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

        We use the words "may," "expect," "anticipate," "estimate," "believe," "continue," "intend," "plan," "budget" and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition and/or state other "forward-looking" information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by law. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

  •
  fluctuations in prices of oil and natural gas;

  •
  future capital requirements and availability of financing;

  •
  estimates of reserves and economic assumptions used in connection with our acquisitions;

  •
  geological concentration of our reserves;

  •
  risks associated with drilling and operating wells;

  •
  risks associated with the operation of natural gas pipelines and gathering systems;

  •
  discovery, acquisition, development and replacement of oil and natural gas reserves;

  •
  cash flow and liquidity;

  •
  timing and amount of future production of oil and natural gas;

  •
  availability of drilling and production equipment;

  •
  marketing of oil and natural gas;

  •
  developments in oil-producing and natural gas-producing countries;

  •
  competition;

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  title to our properties;

  •
  litigation;

  •
  general economic conditions, including costs associated with drilling and operations of our properties;

  •
  governmental regulations;

  •
  receipt of amounts owed to us by purchasers of our production and counterparties to our derivative financial instrument contracts;

  •
  hedging decisions, including whether or not to enter into derivative financial instruments;

  •
  events similar to those of September 11, 2001;

  •
  actions of third party co-owners of interests in properties in which we also own an interest;

  •
  fluctuations in interest rates; and

  •
  our ability to effectively integrate companies and properties that we acquire.

        We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated herein by reference. The risk factors and other factors noted in this prospectus and in the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see "Risk Factors" for a discussion of certain risks of our business and an investment in our common stock.

        Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

        The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling shareholders of an aggregate of 105,263,115 shares of our common stock (subject to adjustment for fractional shares). The shares of common stock registered for resale in this prospectus are issuable upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock. The shares of common stock registered for resale in this prospectus also include additional shares of common stock that may become issuable due to preferred stock dividend accruals or potential preferred stock anti-dilution adjustments.

        The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by them as of August 1, 2007, the number of shares of common stock being offered by them, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder's percentage of ownership of our common stock if all the shares in the offering are sold.

        The shares being offered hereby are being registered to permit public secondary trading. The selling shareholders, including their donees, pledgees, transferees or other successors-in-interest may offer for resale or sell all or part of the shares from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any shares immediately, under this prospectus.

        All information with respect to share ownership has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them. Because the selling shareholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholders.

        To our knowledge, none of the selling shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in the footnotes to the table below, (ii) in this prospectus under the captions "Equity Buyout" and "Gulf Coast Sale" and (iii) in the documents incorporated by reference herein.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or the SEC, under the Exchange Act. The percentages of shares beneficially owned are based on 104,392,645 shares of our common stock outstanding as of August 1, 2007, and the shares of common stock beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

        In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 1, 2007 and shares of common stock issuable upon conversion of our preferred stock are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

	Shares beneficially owned prior to the offering
				Shares beneficially owned after the offering
		Options exerciseable within 60 days
Name and address of selling shareholder			Number of shares being offered(2)
	Number(1)			Number(1)	Percent
OCM Principal Opportunities Fund IV Delaware, L.P.(3)	15,814,473	25,000	15,789,473	25,000	*
OCM EXCO Holdings, LLC(3)	15,814,473	25,000	15,789,473	25,000	*
Ares Corporate Opportunities Fund II, L.P.(4)	3,895,657	12,500	3,883,157	12,500	*
Ares EXCO, L.P.(4)	1,050,526	—	1,050,526	—	—
Ares EXCO 892 Investors, L.P.(4)	1,645,263	—	1,645,263	—	—
Ares Corporate Opportunities Fund, L.P.(5)	7,553,727	12,500	1,007,894	6,545,833	6.3%
ACOF EXCO, L.P.(5)	45,263	—	45,263	—	—
ACOF EXCO 892 Investors, L.P.(5)	262,631	—	262,631	—	—
Greenhill Capital Partners II, L.P.(6)	2,031,578	—	2,031,578	—	—
Greenhill Capital Partners (Cayman) II, L.P.(6)	796,315	—	796,315	—	—
Greenhill Capital Partners (Executives) II, L.P.(6)	140,000	—	140,000	—	—
Greenhill Capital Partners (Employees) II, L.P.(6)	979,473	—	979,473	—	—
Farallon Capital Partners, L.P.(7)	2,990,000	—	2,990,000	—	—
Farallon Capital Institutional Partners, L.P.(7)	641,578	—	641,578	—	—
Farallon Capital Institutional Partners II, L.P.(7)	118,421	—	118,421	—	—
Farallon Capital Institutional Partners III, L.P.(7)	78,947	—	78,947	—	—
Tinicum Partners, L.P.(7)	118,421	—	118,421	—	—
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage(8)	1,421,052	—	1,421,052	—	—
Pension Investment Committee Of General Motors For General Motors Employees Domestic Group Pension Trust(8)	421,052	—	421,052	—	—
Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund(8)	684,210	—	684,210	—	—
Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund(8)	1,421,052	—	1,421,052	—	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund(8)	1,315,789	—	1,315,789	—	—
Credit Suisse Securities (USA) LLC(9)	2,631,578	—	2,631,578	—	—
Bear, Stearns & Co. Inc.(10)	2,631,578	—	2,631,578	—	—
LB I Group Inc.(11)	2,631,578	—	2,631,578	—	—
Third Point Partners LP(12)	882,510	—	564,210	318,300	*
Third Point Partners Qualified LP(12)	766,621	—	448,421	318,200	*
Third Point Offshore Fund, Ltd.(12)	6,653,710	—	3,774,210	2,879,500	2.8%
Third Point Ultra Ltd.(12)	1,010,215	—	476,315	533,900	*
OHSF Financing, Ltd.(13)	95,819	—	92,105	3,714	*
Oak Hill Credit Opportunities Financing, Ltd.(14)	215,285	—	195,263	20,022	*
OHSF II Financing, Ltd.(15)	205,741	—	197,368	8,373	*
Oak Hill Credit Alpha Finance I, LLC(16)	336,195	—	328,947	7,248	*
Oak Hill Credit Alpha Finance I (Offshore), Ltd.(17)	317,070	—	284,736	32,334	*
Lerner Enterprises, L.P.(18)	82,256	—	78,947	3,309	*
American General Life Insurance Company(19)	2,047,368	—	2,047,368	—	—
American International Life Assurance Company of New York(19)	421,052	—	421,052	—	—
AIG Life Insurance Company(19)	421,052	—	421,052	—	—
The United States Life Insurance Company in the City of New York(20)	284,210	—	284,210	—	—
The Variable Annuity Life Insurance Company(20)	852,631	—	852,631	—	—
American International Group, Inc. Retirement Plan(20)	42,105	—	42,105	—	—
SunAmerica Income Funds—SunAmerica Strategic Bond Fund(21)	100,000	—	100,000	—	—

Seasons Series Trust—Strategic Fixed Income Portfolio(21)	15,789	—	15,789	—	—
SunAmerica Income Funds—SunAmerica High Yield Bond Fund(21)	167,368	—	167,368	—	—
VALIC Company II—Strategic Bond Fund(21)	28,947	—	28,947	—	—
VALIC Company II—High Yield Bond Fund(21)	65,789	—	65,789	—	—
SunAmerica Series Trust—High Yield Bond Portfolio(22)	158,947	—	158,947	—	—
Cyrus Opportunities Master Fund II, Ltd.(23)	4,447,368	—	4,447,368	—	—
Cyrus Short Credit Master Fund, Ltd.(23)	131,578	—	131,578	—	—
CYR Fund, LP(23)	684,210	—	684,210	—	—
UBS Securities LLC F/B/O Kings Road Investment Ltd.(24)	3,947,368	—	3,947,368	—	—
Strategic Co-Investment Partners, L.P.(25)	3,947,368	—	3,947,368	—	—
Partners Group Access 12, L.P.(26)	2,447,368	—	2,447,368	—	—
Stockwell Fund, L.P.(27)	1,315,789	—	1,315,789	—	—
AIG Annuity Insurance Company(28)	368,421	—	368,421	—	—
Merit Life Insurance Co.(28)	131,578	—	131,578	—	—
American General Assurance Company(28)	157,894	—	157,894	—	—
Barclays Bank Plc(29)	1,236,842	—	1,236,842	—	—
Morgan Stanley & Co. Incorporated(30)	1,052,631	—	1,052,631	—	—
Silver Point Capital Offshore Fund, Ltd.(31)	4,428,100	—	2,900,000	1,528,100	1.5%
Silver Point Capital Fund, L.P.(31)	3,161,900	—	2,100,000	1,061,900	1.0%
SPCP Group III, LLC(31)	263,157	—	263,157	—	—
Apollo Investment Corporation(32)	2,631,578	—	2,631,578	—	—
BlackRock Global Series High Yield Bond Fund(33)	101,052	—	101,052	—	—
BlackRock Funds—High Yield Bond Portfolio(33)	587,368	—	587,368	—	—
Met Investors Advisory L.L.C.(33)	27,894	—	27,894	—	—
BlackRock High Income Fund Of BlackRock Bond Fund, Inc.(33)	543,157	—	543,157	—	—
BlackRock High Income Portfolio(33)	21,052	—	21,052	—	—
BlackRock High Income V.I. Fund(33)	77,368	—	77,368	—	—
MLIIF US Dollar High Yield Bond Fund(33)	47,894	—	47,894	—	—
Managed Account Series; High Income Portfolio(33)	31,052	—	31,052	—	—
Multi-Strategy Fixed Income Alpha Master Series Trust(33)	19,473	—	19,473	—	—
Magnetite Asset Investors III, L.L.C.(33)	120,526	—	120,526	—	—
The Galaxite Master Unit Trust(33)	327,894	—	327,894	—	—
BlackRock Financial Management, Solely In Its Capacity As Investment Advisor Of The Obsidian Master Fund, A Sub-Trust Of The Obsidian Master Series Trust(33)	96,315	—	96,315	—	—
BlackRock Corporate High Yield Fund, Inc.(33)	106,842	—	106,842	—	—
BlackRock Corporate High Yield Fund III, Inc.(33)	114,736	—	114,736	—	—
BlackRock Corporate High Yield Fund V, Inc.(33)	169,473	—	169,473	—	—
BlackRock Corporate High Yield Fund VI, Inc.(33)	182,105	—	182,105	—	—
Merrill Lynch Global Investment Series: Income Strategies Portfolio(33)	746,315	—	746,315	—	—
BlackRock Debt Strategies Fund, Inc.(33)	482,105	—	482,105	—	—
BlackRock Diversified Income Strategies Fund, Inc.(33)	144,736	—	144,736	—	—
Credit Suisse Management LLC(34)	1,980,526	—	1,980,526	—	—

			105,263,115

*
Less than one percent.

(1)
Includes the options exercisable within 60 days shown in the option column.

(2)
Represents shares of common stock issuable as of August 30, 2007 upon the conversion of (i) 24,383 outstanding shares of our Series A-1 7% Cumulative Convertible Perpetual Preferred Stock, (ii) 11,700 outstanding shares of our Series B 7% Cumulative Convertible Perpetual Preferred Stock, (iii) 2,925 outstanding shares of our Series C 7% Cumulative Convertible Perpetual Preferred Stock and (iv) 160,992 outstanding shares of our Series A-1 Hybrid Preferred Stock. The shares of our preferred stock are convertible at any time at the holder's election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference plus accrued dividends, if any, divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of our preferred stock being initially convertible into approximately 526.315789 shares of our common stock, subject to adjustment for fractional shares. The number of shares of common stock reflected in the table is derived from this initial conversion rate. Additional shares of common stock may become issuable upon conversion of the preferred stock as a result of dividend accruals or anti-dilution adjustments. Upon any such increase in the number of shares of common stock issuable upon conversion of the preferred stock, the number of shares being offered by each selling shareholder would be proportionately increased.

(3)
c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. OCM Principal Opportunities Fund IV, L.P. ("Fund IV") is the sole shareholder of OCM Principal Opportunities Fund IV Delaware GP Inc. ("Fund IV Delaware GP"), the general partner of OCM Principal Opportunities Fund IV Delaware, L.P. ("Fund IV Delaware"), and has the sole power to appoint and remove directors of Fund IV Delaware GP and, as such, may indirectly control the decisions of Fund IV Delaware GP regarding the vote and disposition of securities held by Fund IV Delaware. Oaktree Capital Management, L.P. ("Oaktree LP"), formerly Oaktree Capital Management, LLC, is (i) the sole director of OCM Principal Opportunities Fund IV GP Ltd. ("Fund IV GP Ltd."), (ii) the manager of OCM EXCO Holdings, LLC ("OCM EXCO") and (iii) the investment manager of Fund IV. Fund IV GP Ltd. is the general partner of OCM Principal Opportunities Fund IV GP, L.P. ("Fund IV GP"), which is the general partner of Fund IV. Oaktree Fund GP I, L.P. ("GP I") is the sole shareholder of Fund IV GP Ltd. and has the sole power to appoint and remove directors of Fund IV GP Ltd. and, as such, may indirectly control the decisions of Fund IV GP Ltd. regarding the vote and disposition of securities held by Fund IV Delaware. Oaktree Capital I, L.P. ("Capital I") is the general partner of GP I. OCM Holdings I, LLC ("Holdings I") is the general partner of Capital I. Oaktree Holdings, LLC ("Holdings LLC") is the managing member of Holdings I. Oaktree Holdings, Inc. ("Holdings Inc.") is the general partner of Oaktree LP. Oaktree Capital Group, LLC ("OCG") is the managing member of Holdings LLC and the sole shareholder of Holdings Inc. Oaktree Capital Group Holdings, L.P. ("OCGH") is the holder of a substantial majority of the voting units of OCG and has the ability to appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by Fund IV Delaware and OCM EXCO. Oaktree Capital Group Holdings GP, LLC ("OCGH GP" and together with Fund IV Delaware GP, Fund IV GP, Fund IV GP Ltd., Oaktree LP, GP I, Capital I, Holdings I, Holdings LLC, Holdings Inc., OCG and OCGH, the "Oaktree Entities") is the general partner of OCGH. OCGH GP is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton (collectively, the "Principals"). Under applicable law, by virtue of their respective status each of the Oaktree Entities and Principals may be deemed to be beneficial owners having indirect ownership of the securities owned of record by Fund IV Delaware and OCM EXCO, respectively. Each of the Oaktree Entities and the Principals hereby disclaims beneficial ownership of the securities listed, except to the extent of their respective pecuniary interest therein, if any.

Also includes 12,500 shares which represent the vested portion of a stock option to purchase 50,000 shares of our common stock issued to Mr. Cebula, a Managing Director of Oaktree LP, as an initial grant upon becoming one of our directors in March 2007 pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. This stock option is held directly by Mr. Cebula for the benefit of the Oaktree funds. Pursuant to the policies of Oaktree LP, Mr. Cebula must hold this stock option on behalf of and for the sole benefit of the Oaktree funds and has assigned all economic, pecuniary and voting rights to the Oaktree funds. Mr. Cebula disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

Also includes 12,500 shares which represent the vested portion of a stock option to purchase 50,000 shares of our common stock issued to Mr. Shourie, a Managing Director of Oaktree LP, as an initial grant upon becoming one of our directors in August 2007 pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. This stock option is held directly by Mr. Shourie for the benefit of the Oaktree funds. Pursuant to the policies of Oaktree LP, Mr. Shourie must hold this stock option on behalf of and for the sole benefit of the Oaktree funds and has assigned all economic, pecuniary and voting rights to the Oaktree funds. Mr. Shourie disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

Each of Fund IV Delaware and OCM EXCO is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(4)
Each of Ares Corporate Opportunities Fund II, L.P. ("ACOF II"), Ares EXCO, L.P. ("Ares EXCO") and Ares EXCO 892 Investors, L.P. (together with ACOF II and Ares EXCO, each an "ACOF II Entity" and collectively, the "ACOF II Entities") is indirectly controlled by Ares Management LLC ("Ares Management"), a private investment management firm. The general partner of each of the ACOF II Entities is ACOF Management II, L.P. ("ACOF Management II") and the general partner of ACOF Management II, and day-to-day manager of the ACOF II Entities, is ACOF Operating Manager II, L.P. ("ACOF Operating Manager II"). ACOF Operating Manager II is owned by Ares Management LLC which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities and the partners, members and managers thereof (other than each ACOF II Entity with respect to the shares owned by such ACOF II Entity) disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of each ACOF II Entity is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

The 12,500 shares of our common stock referenced in the table above represent the vested portion of stock options to acquire 50,000 shares of our common stock which were issued to one of our directors, Jeffrey Serota, as an initial grant pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. upon becoming one of our directors in March 2007. Mr. Serota is a Senior Partner in the Private Equity group of Ares Management. These stock options are held by Mr. Serota for the benefit of Ares Management and certain funds managed by or affiliated with Ares Management (collectively, the "Ares Entities"). Pursuant to the policies of the Ares Entities, Mr. Serota holds these stock options as a nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights in respect of these stock options to the Ares Entities. Mr. Serota disclaims beneficial ownership of these stock options, except to the extent of any pecuniary interest therein.

(5)
Each of Ares Corporate Opportunities Fund, L.P. ("ACOF"), ACOF EXCO, L.P. ("ACOF EXCO") and ACOF EXCO 892 Investors, L.P. (together with ACOF and ACOF EXCO, each an "ACOF Entity" and collectively, the "ACOF Entities") is indirectly controlled by Ares Management, a private investment management firm. The general partner of each of the ACOF Entities is ACOF Management, L.P. ("ACOF Management") and the general partner of ACOF Management, and day-to-day manager of the ACOF Entities, is ACOF Operating Manager, L.P. ("ACOF Operating Manager"). ACOF Operating Manager is indirectly owned by Ares Management which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities and the partners, members and managers thereof (other than each ACOF Entity with respect to the shares owned by such ACOF Entity) disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of each ACOF Entity is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

The 12,500 shares of our common stock referenced in the table above represent the vested portion of stock options to acquire 50,000 shares of our common stock which were issued to one of our directors, Jeffrey Serota, as an initial grant pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. upon becoming one of our directors in March 2007. Mr. Serota is a Senior Partner in the Private Equity group of Ares Management. These stock options are held by Mr. Serota for the benefit of Ares Management and the Ares Entities. Pursuant to the policies of the Ares Entities, Mr. Serota holds these stock options as a nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights in respect of these stock options to the Ares Entities. Mr. Serota disclaims beneficial ownership of these stock options, except to the extent of any pecuniary interest therein.

(6)
300 Park Avenue, New York, New York 10022. GCP Managing Partner II, L.P., the general partner of Greenhill Capital Partners II, L.P. and its affiliated investment funds, as well as Greenhill Capital Partners, LLC, which controls the general partner and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Decisions regarding the investments by the funds are made by an investment committee, the composition of which may change from time to time. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows, Kevin Bousquette and V. Frank Pottow, each of whom disclaims beneficial ownership of the shares held by the funds to extent of each of his pecuniary interest therein.

Each of Greenhill Capital Partners II, L.P. and its affiliated investment funds is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(7)
c/o Farallon Capital Management, One Maritime Plaza, Suite 2100, San Francisco, CA 94111. As the general partner of each of the noted partnerships (such partnerships being the "Farallon Partnerships"), Farallon Partners, L.L.C. ("FPLLC") may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares held by the Farallon Partnerships. As the managing members of FPLLC, each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landy, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Mark C. Wehrly, Thomas F. Steyer and, as of August 22, 2007, Andrew J. M. Spokes (together, the "Farallon Managing Members") may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to beneficially own the shares owned by the Farallon Partnerships. Each of FPLLC and the Farallon Managing Members disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution.

(8)
c/o Fidelity Investments, 82 Devonshire Street, E31C, Boston, MA 02109. The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 204 of the Investment Advisers Act of 1940, is the beneficial owner of 9,411,567 shares (including the shares offered by this prospectus) of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The holdings referred to above are as of August 8, 2007.

Shares indicated as owned by such entity are owned directly by various private investments accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 0 shares of the common stock outstanding of the Company as a result of its services as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over shares and sole power to vote or to direct the voting of the shares of common stock owned by the institutional account(s) as reported above.

None of the selling shareholders listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Certain affiliates and/or associates of FMR are members of the National Association of Securities Dealers, Inc. None of these entities is (a) an underwriter or a "related person" or otherwise participating in the distribution of the securities in the proposed offering or (b) an affiliate of the Company, under NASD rules.

(9)
Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010 ("Credit Suisse"). Credit Suisse is a registered broker-dealer and full service broker dealer and investment banking firm. Credit Suisse holds the voting and investment control over the common stock.

(10)
383 Madison Avenue, New York, NY 10179. The Bear Stearns Companies Inc. ("TBSCI") is the parent company of Bear, Stearns & Co. Inc., an investment banking and securities trading and brokerage firm ("Bear Stearns"). Bear Stearns has identified itself as a registered broker-dealer. Bear Growth Capital Partners, LP ("Bear Growth") is an affiliate of TBSCI and owns 1.2% of the outstanding shares. By virtue of its affiliation with Bear Stearns, TBSCI may be deemed to beneficially own these shares, as to which TBSCI and Bear Stearns disclaim beneficial ownership except to the extent of its pecuniary interest therein. Does not include 33,000 shares beneficially owned by Stephen M. Straty and 33,000 shares beneficially owned by Tom Hassen, both Senior Managing Directors of Bear Stearns, as to which Bear Stearns and TBSCI disclaim beneficial ownership.

(11)
c/o Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019. LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LB I Group Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.

(12)
c/o Third Point LLC, 390 Park Avenue, 18th Floor, New York, NY 10022. Daniel S. Loeb is the CEO of Third Point LLC, which serves as the investment manager to Third Point Partners LP, Third Point Partners Qualified LP, Third Point Offshore Fund, Ltd. and Third Point Ultra Ltd., and controls their investment decisions. These funds, and a separate account also managed by Third Point LLC, together own 4,300,000 shares of EXCO's common stock as of August 1, 2007.

(13)
201 Main Street, Suite 1910, Fort Worth, TX 76102. The selling shareholder is a wholly-owned subsidiary of Oak Hill Securities Fund, L.P., a Delaware limited partnership ("OHSF"). Oak Hill Advisors, L.P., a Delaware limited partnership ("OHA") and investment advisor registered with the U.S. Securities and Exchange Commission, provides investment management services to the selling shareholder and to OHSF and makes investment decisions for the selling shareholder.

(14)
201 Main Street, Suite 1910, Fort Worth, TX 76102. The selling shareholder is a wholly-owned subsidiary of Oak Hill Credit Opportunities Master Fund, Ltd., a Cayman Islands exempted company ("OHCOF"). OHA and its wholly-owned subsidiary, Oak Hill Credit Opportunities Management, LLC, a Delaware limited liability company, provide investment management services to the selling shareholder and to OHCOF and makes investment decisions for the selling shareholder. OHA is an investment advisor registered with the U.S. Securities and Exchange Commission.

(15)
201 Main Street, Suite 1910, Fort Worth, TX 76102. The selling shareholder is a wholly-owned subsidiary of Oak Hill Securities Fund II, L.P., a Delaware limited partnership ("OHSF II"). OHA, an investment advisor registered with the U.S. Securities and Exchange Commission, provides investment management services to the selling shareholder and to OHSF II and makes investment decisions for the selling shareholder.

(16)
201 Main Street, Suite 1910, Fort Worth, TX 76102. The selling shareholder is a wholly-owned subsidiary of Oak Hill Credit Alpha Fund, L.P., a Delaware limited partnership ("OHCAF"). Oak Hill Credit Alpha Management, LLC, a Delaware limited liability company, provides investment management services to the selling shareholder and to OHCAF and makes investment decisions for the selling shareholder. Oak Hill Credit Alpha Management, LLC is a wholly-owned subsidiary of OHA, an investment advisor registered with the U.S. Securities and Exchange Commission.

(17)
201 Main Street, Suite 1910, Fort Worth, TX 76102. The selling shareholder is a wholly-owned subsidiary of Oak Hill Credit Alpha Fund (Offshore), Ltd., a Cayman Islands exempted company ("OHCAF Offshore"). Oak Hill Credit Alpha Management, LLC, a Delaware limited liability company, provides investment management services to the selling shareholder and to OHCAF Offshore and makes investment decisions for the selling shareholder. Oak Hill Credit Alpha Management, LLC is a wholly-owned subsidiary of OHA, an investment advisor registered with the U.S. Securities and Exchange Commission.

(18)
201 Main Street, Suite 1910, Fort Worth, TX 76102. OHA, an investment advisor registered with the U.S. Securities and Exchange Commission, makes investment decisions for the selling shareholder.

(19)
c/o AIG Global Investment Corp., 2929 Allen Parkway, A37-01, Houston, Texas 77019-2155 and c/o AIG Investments Operations—Alternative Investments, 70 Pine Street-14th Floor, New York, NY 10270. AIG Global Investment Corp. ("AIGGIC"), an SEC registered investment advisor, is the investment advisor of the selling shareholder. As the investment adviser of the selling shareholder, AIGGIC has the investment discretion over securities held by the selling shareholder. AIGGIC is an indirect wholly-owned subsidiary of American International Group, Inc. and is a part of AIG Investments. AIG Investments comprises a group of international companies (including AIGGIC), which provide investment advise and market asset management products and services to clients around the world.

Each of American General Life Insurance Company, American International Life Assurance Company of New York and AIG Life Insurance Company is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(20)
c/o AIG Global Investment Corp., 2929 Allen Parkway, A37-01, Houston, Texas 77019-2155. AIG Global Investment Corp. ("AIGGIC"), an SEC registered investment advisor, is the investment advisor of the selling shareholder. As the investment adviser of the selling shareholder, AIGGIC has the investment discretion over securities held by the selling shareholder. AIGGIC is an indirect wholly-owned subsidiary of American International Group, Inc. and is a part of AIG Investments. AIG Investments comprises a group of international companies (including AIGGIC), which provide investment advise and market asset management products and services to clients around the world.

Each of The United States Life Insurance Company in the City of New York and The Variable Annuity Life Insurance Company is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

    •
    at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(21)
c/o AIG Global Investment Corp., 2929 Allen Parkway, A37-01, Houston, Texas 77019-2155. AIGGIC, an SEC registered investment advisor, is the investment sub-advisor of the selling shareholder. As the investment sub-adviser of the selling shareholder, AIGGIC has the investment discretion over securities held by the selling shareholder. AIGGIC is an indirect wholly-owned subsidiary of American International Group, Inc. and is a part of AIG Investments. AIG Investments comprises a group of international companies (including AIGGIC), which provide investment advise and market asset management products and services to clients around the world.

Each of SunAmerica Income Funds—SunAmerica Strategic Bond Fund, Seasons Series Trust—Strategic Fixed Income Portfolio, SunAmerica Income Funds—SunAmerica High Yield Bond Fund, VALIC Company II—Strategic Bond Fund and VALIC Company II—High Yield Bond Fund is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(22)
c/o AIG Global Investment Corp., 2929 Allen Parkway, A37-01, Houston, Texas 77019-2155. AIG SunAmerica Asset Management Corp. ("SAAMCo"), an SEC registered investment advisor, is the investment advisor of the selling shareholder. As the investment adviser of the selling shareholder, SAAMCo has the investment discretion over securities held by the selling shareholder. SAAMCo is the mutual fund and asset management business of AIG Retirement Services, Inc. and a member company of American International Group, Inc.

SunAmerica Series Trust—High Yield Bond Portfolio is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(23)
399 Park Avenue, 39th Floor, New York, NY 10022. Cyrus Capital Partners LP, a registered investment advisor, is the investment manager for the following shareholders: (i) Cyrus Opportunities Master Fund II, Ltd., (ii) Cyrus Short Credit Master Fund, Ltd. and (iii) CYR Fund, LP. Stephen C. Freidheim is the CIO and Managing Partner of Cyrus Capital Partners LP and as such controls its investment and voting decisions. Stephen C. Freidheim disclaims beneficial ownership of the securities held by the Cyrus funds.

(24)
c/o Polygon Investment Partners LP, 399 Park Avenue, 22nd Floor, New York, NY 10022. Kings Road Investments Ltd. ("Kings Road") is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund ("Master Fund"). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the "Investment Managers"), Polygon Investments Ltd. (the "Manager"), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Mangers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(25)
9 West 57th Street, 26th Floor, New York, NY 10019. Strategic Co-Investment Partners GP, L.P. ("Strategic Fund GP") serves as the general partner of Strategic Co-Investment Partners, L.P. ("Strategic"), and as such may be deemed to beneficially own the securities beneficially owned by Strategic. Strategic Co-Investment Partners General Partner, LLC ("Strategic GP") serves as the general partner of Strategic Fund GP, and as such may be deemed to beneficially own the securities beneficially owned by Strategic. George E. Hall serves as the managing member of Strategic GP, and as such may be deemed to beneficially own the securities beneficially owned by Strategic. Each of Strategic Fund GP, Strategic GP and George E. Hall disclaims beneficial ownership of the securities beneficially owned by Strategic.

(26)
c/o Partners Group (Guernsey) Limited, Tudor House, PO Box 477, St. Peter Port, Guernsey, GY1 6BD, Channel Islands. Beneficial ownership columns for Partners Group Access 12, L.P. include shares of common stock issuable upon conversion of 907 shares of Series A-1 7% Cumulative Convertible Perpetual Preferred Stock and 3,743 shares of Series A-1 Hybrid Preferred Stock. Partners Group Management Scotland Limited is the general partner of Partners Group Access 12, L.P. which is 100% owned by Partners Group (Guernsey) Limited which is 100% owned by Partners Group Holding.

Investment and voting decisions are made by the Board of Partners Group (Guernsey) Limited, as administrator to Partners Group (UK) Limited, as manager to Partners Group Management (Scotland) Limited as general partner of Partners Group Access 12, L.P. The Board of Partners Group (Guernsey) Limited is comprised of four directors, Mark Rowe, Denis O'Malley, Graham Hall and Felix Haldner and

  decisions are reached by any two directors each of whom disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

Partners Group (Guernsey) Limited by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Partners Group Access 12, L.P. Partners Group (Guernsey) Limited disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(27)
222 West Adams Street, Suite 1000, Chicago, IL 60606. The general partner of the Stockwell Fund, L.P. is Stockwell Managers, LLC, a Delaware limited liability company. Investment and voting decisions on behalf of the Stockwell Fund, L.P. are made by its investment committee, the members of which are David S. Evans, William J. McGrath, Jon A. Burgman, Thomas A. Garvin and Hollis W. Rademacher.

(28)
c/o AIG Investments Operations—Alternative Investments, 70 Pine Street-14th Floor, New York, NY 10270. AIG Global Investment Corp. ("AIGGIC"), an SEC registered investment advisor, is the investment advisor of the selling shareholder. As the investment adviser of the selling shareholder, AIGGIC has the investment discretion over securities held by the selling shareholder. AIGGIC is an indirect wholly-owned subsidiary of American International Group, Inc. and is a part of AIG Investments. AIG Investments comprises a group of international companies (including AIGGIC), which provide investment advise and market asset management products and services to clients around the world.

Each of AIG Annuity Insurance Company, Merit Life Insurance Co. and American General Assurance Company is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(29)
Barclays Bank PLC, 10 The South Colonnade, Canary Wharf, London E14 4PU, United Kingdom. Barclays Bank PLC is a wholly-owned subsidiary of Barclays PLC. Both Barclays Bank PLC and Barclays PLC are SEC reporting issuers. Information as to the directors and officers of Barclays Bank PLC and Barclays PLC can be found in their most recent public filings.

Barclays Bank PLC is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

(30)
Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036. Morgan Stanley & Co. Incorporated has identified itself as a registered broker-dealer and is wholly-owned by Morgan Stanley, an SEC reporting issuer. Information as to the directors and officers of Morgan Stanley can be found in its most recent public filings.

(31)
c/o Silver Point Capital, 2 Greenwich Plaza, 1st Floor, Greenwich, CT 06830. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. (the "Fund") and Silver Point Capital Offshore Fund, Ltd. (the "Offshore Fund") and by virtue of such status may be deemed to be the beneficial owner of the reported securities held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC ("Management") is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the reported securities held by the Fund and the Offshore Fund. Management is also the manager of SPCP Group III, LLC and by virtue of such status may be deemed to be the beneficial owner of the reported securities held by SPCP Group III, LLC. Each of Messrs. Edward A. Mulé and Robert J. O'Shea is a member of Management and has voting and investment power with respect to the reported securities held by the Fund, the Offshore Fund and SPCP Group III, LLC and may be deemed to be a beneficial owner of the reported securities held by the Fund, the Offshore Fund and SPCP Group III, LLC. Silver Point Capital, L.P., Management, and Messrs. Mulé and O'Shea disclaim beneficial ownership of the reported securities held by the Fund, the Offshore Fund and SPCP Group III, LLC, except to the extent of any pecuniary interest therein.

(32)
c/o Apollo Investment Management, L.P., 9 West 57th Street, 14th Floor, New York, NY 10019. Apollo Investment Management, L.P. ("AIM") is the investment advisor of Apollo Investment Corporation ("AIC"). The general partner of AIM is ACC Management, LLC ("ACC"). Each of AIM and ACC disclaim beneficial ownership of these shares. Jeffrey D. Benjamin, one of our directors, is an employee of Apollo Management, L.P., which is an affiliate of AIM.

(33)
40 East 52nd Street, 18th Floor, New York, NY 10022. BlackRock Financial Management, Inc. ("BlackRock") is the investment advisor/sub-advisor for each of BlackRock Global Series High Yield Bond Fund; BlackRock Funds—High Yield Bond Portfolio; Met Investors Advisory L.L.C.; BlackRock High Income Fund Of

  BlackRock Bond Fund, Inc.; BlackRock High Income Portfolio; BlackRock High Income V.I. Fund; MLIIF US Dollar High Yield Bond Fund; Managed Account Series, High Income Portfolio; Multi-Strategy Fixed Income Alpha Master Series Trust; Magnetite Asset Investors III, L.L.C.; The Galaxite Master Unit Trust; The Obsidian Master Fund, A Sub-Trust Of The Obsidian Master Series Trust; BlackRock Corporate High Yield Fund, Inc.; BlackRock Corporate High Yield Fund III, Inc.; BlackRock Corporate High Yield Fund V, Inc.; BlackRock Corporate High Yield Fund VI, Inc.; Merrill Lynch Global Investment Series: Income Strategies Portfolio; BlackRock Debt Strategies Fund, Inc.; and BlackRock Diversified Income Strategies Fund, Inc. As such, BlackRock has full voting and investment power with respect to shares issuable upon the conversion of our preferred stock. At BlackRock, a 21-member team of BlackRock employees, led by Kevin Booth and James Keenan, is responsible for the management of a variety of investment products, including the foregoing entities and accounts.

Each of the BlackRock investment funds is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

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Credit Suisse Management LLC, Eleven Madison Avenue, New York, NY 10010 ("CSM"). CSM is a Delaware limited liability company. Gerry Murtagh and Shawn Sullivan each have the power to vote and dispose of the shares held by CSM. Mr. Murtagh and Mr. Sullivan each disclaim beneficial ownership of the shares held by CSM, except to the extent of any pecuniary interest therein.

CSM is an affiliate of a registered broker-dealer and has informed us that:

  •
  it purchased the securities in the ordinary course of business, and

  •
  at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of our affiliates to distribute the securities.

        Selling shareholders who are registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. To our knowledge, no selling shareholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Registration rights of selling shareholders

        On March 28, 2007, we entered into a registration rights agreement with the selling shareholders, which we refer to as the 7.0% Registration Rights Agreement, with respect to the registration of the resale of the shares of common stock underlying our preferred stock. Our shares of preferred stock are convertible at any time at the holder's election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference plus accrued dividends, if any, divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of preferred stock being initially convertible into approximately 526.315789 shares of our common stock, subject to adjustment for fractional shares and accrued dividends, if any. Therefore, a total of 105,263,115 shares of common stock, subject to adjustment for fractional shares and accrued dividends, is currently covered by the 7.0% Registration Rights Agreement.

        The registration statement, of which this prospectus forms a part, is filed in accordance with the 7.0% Registration Rights Agreement. A summary of the terms and conditions set forth in the 7.0% Registration Rights Agreement is described below:

        Common Shelf Registration.    Pursuant to the 7.0% Registration Rights Agreement, we agreed to file with the SEC, not later than September 26, 2007, a registration statement to register the offer and sale of the common shares issuable upon conversion of our preferred stock and to use our best efforts to have the registration statement declared effective by March 24, 2008.

        Convertible Shelf Registration.    If any shares of our preferred stock are outstanding on March 30, 2011, we have agreed to file a registration statement with the SEC by June 28, 2011 registering such shares for resale and to use our best efforts to have such registration statement declared effective by September 26, 2011.

        Registration Defaults.    If we are unable to meet the deadlines described above, or if a registration statement ceases to remain effective or if we restrict sales under a registration statement under certain "blackout provisions" for longer than the contractually permitted period, we must pay liquidated damages at a rate of 0.50% per annum of the liquidation preference of such shares for the first 90 days and thereafter for each subsequent 90-day period at an additional rate of 0.25% up to a maximum of 2.00% per annum during any default period.

        Indemnification.    We have agreed to indemnify holders against certain liabilities under the Securities Act in respect of any such resale registration.

Equity Buyout

        On October 3, 2005, Holdings II purchased 100% of the outstanding capital stock of EXCO Holdings in an equity buyout, or Equity Buyout, for an aggregate price of approximately $699.3 million and subsequently merged into EXCO Holdings. Ares Corporate Opportunities Fund, L.P. and entities affiliated with Greenhill Capital Partners II, L.P., Greenhill Capital Partners (Cayman) II, L.P., Greenhill Capital Partners (Executives) II, LP., Greenhill Capital Partners (Employees) II, LP., OCM Principal Opportunities Fund IV, L.P., OCM EXCO Holdings, LLC, BlackRock Global Series High Yield Bond Fund, BlackRock Funds—High Yield Bond Portfolio, Met Investors Advisory L.L.C., BlackRock High Income Fund Of BlackRock Bond Fund, Inc., BlackRock High Income Portfolio, BlackRock High Income V.I. Fund, MLIIF US Dollar High Yield Bond Fund, Managed Account Series; High Income Portfolio, Multi-Strategy Fixed Income Alpha Master Series Trust, Magnetite Asset Investors III, L.L.C., The Galaxite Master Unit Trust, BlackRock Financial Management, Solely In Its Capacity As Investment Advisor Of The Obsidian Master Fund, A Sub-Trust Of The Obsidian Master Series Trust, BlackRock Corporate High Yield Fund, Inc., BlackRock Corporate High Yield Fund III, Inc., BlackRock Corporate High Yield Fund V, Inc., BlackRock Corporate High Yield Fund VI, Inc., Merrill Lynch Global Investment Series: Income Strategies Portfolio, BlackRock Debt Strategies Fund, Inc. and BlackRock Diversified Income Strategies Fund, Inc. all held shares of EXCO Holdings and participated in the Equity Buyout.

        A summary of the main agreements entered into in connection with the Equity Buyout is set forth below.

The EXCO Holdings stockholders' stock purchase agreement

        All EXCO Holdings stockholders, whether they received cash for their EXCO Holdings shares or common stock of Holdings II, were required to enter into a Stock Purchase Agreement with Holdings II, referred to as the Rollover Investors SPA. The Rollover Investors SPA provided, among other things, that Holdings II would purchase for cash all of the outstanding shares of EXCO Holdings Class A common stock and Class B common stock for $5.1971277 and $3.6971277 per share, respectively, should the holder of such shares elect to receive cash for his, her or its shares. Should a stockholder elect to exchange all or a portion of such holder's EXCO Holdings stock for common stock of Holdings II, this holder would receive one share of Holdings II common stock for each $7.50 in EXCO Holdings capital stock exchanged.

        The Rollover Investors SPA also provided that EXCO Holdings stockholders would release Holdings II, EXCO Holdings, EXCO Resources and their respective successors, officers, directors, employees and stockholders (and each of their respective heirs, executors and administrators acting in such capacities) of and from any and all manner of action or actions, or cause or causes of action of any nature whatsoever which they then had or may hereafter have against any of them, subject to certain exceptions. Holdings II, EXCO Holdings and EXCO Resources provided a similar release to the EXCO Holdings stockholders, subject to certain exceptions.

        The Rollover Investors SPA provided for certain indemnities on the part of Holdings II and the EXCO Holdings stockholders. Each of the stockholders agreed to indemnify Holdings II and its respective successors and assigns and officers, directors, employees, representatives and others from and against losses with respect to any breach of a representation or warranty of such stockholder contained in the Rollover Investors SPA or the breach of any covenant or other agreement of such stockholder. Likewise, Holdings II agreed to indemnify each of the selling stockholders from and against losses with respect to any breach of a representation or warranty by Holdings II or of any of Holdings II's covenants or other agreements. EXCO Acquisition LLC, EXCO Holdings' controlling stockholder prior to the Equity Buyout, was appointed as the representative of, and attorney-in-fact for, all other selling stockholders under the indemnity provision with full power and authority to act on behalf of the selling stockholders with respect to indemnification claims.

The equity investors stock purchase agreement

        All equity investors making a cash investment in Holdings II were required to enter into a Stock Purchase Agreement with Holdings II, referred to as the Equity Investors SPA. The equity investors purchased 24,415,440 shares of common stock of Holdings II for a cash payment of $7.50 per share. The Equity Investors SPA also provided that Holdings II and the equity investors would indemnify each other (and their respective successors, officers, directors, employees, attorneys, consultants and agents) for losses arising from any material breach or inaccuracy of a representation or warranty, covenant, agreement or other obligations contained in the Equity Investors SPA or in any related document.

The stockholders' agreement

        Each stockholder of Holdings II after the Equity Buyout was required to enter into a stockholders' agreement with Holdings II and the other stockholders of Holdings II. As a result of the merger of Holdings II with and into EXCO Holdings, the Stockholders' Agreement was assumed by EXCO Holdings. The stockholders' agreement terminated upon the consummation of the IPO.

The registration rights agreement

        Each stockholder of Holdings II on October 3, 2005 entered into a Registration Rights Agreement with Holdings II and the other stockholders of Holdings II. The Registration Rights Agreement was amended and restated pursuant to the terms and conditions of the First Amended and Restated Registration Rights Agreement, or the Registration Rights Agreement. As a result of the merger of Holdings II with and into EXCO Holdings and upon consummation of the merger of EXCO Holdings into EXCO Resources, the Registration Rights Agreement was assumed by EXCO Resources. The Registration Rights Agreement entitles our stockholders to certain rights with respect to the registration of shares of our common stock for resale under the Securities Act. On April 25, 2007, our Registration Statement on Form S-3 covering the resale of all of the shares that were subject to the Registration Rights Agreement was declared effective by the SEC.

Gulf Coast Sale

        On May 8, 2007, we completed the sale of oil and natural gas properties and related assets in multiple fields primarily located in South Texas and South Louisiana to an entity affiliated with Crimson Exploration Inc., or Crimson, for an aggregate sale price of $245.4 million in cash, net of preliminary purchase price adjustments, and 750,000 shares of Crimson's unregistered restricted common stock, or the Gulf Coast Sale. The purchase price was negotiated on an arm's-length basis based upon customary industry metrics for acquisitions of oil and natural gas reserves. The purchase agreement for the Gulf Coast Sale contained customary representations, warranties and covenants. For more information about the Gulf Coast Sale, please see our Current Report on Form 8-K dated May 2, 2007 and filed with the SEC on May 8, 2007 and incorporated herein by reference.

        Crimson is a publicly-held company that is controlled by investment funds managed by Oaktree LP. Two of our directors, Vincent J. Cebula and Rajath Shourie, are managing directors of Oaktree LP. On August 15, 2007, we entered into an agreement with funds managed by Oaktree LP to sell our 750,000 shares of Crimson's unregistered restricted common stock for an aggregate sales price of approximately $5.2 million. For more information about the sale of Crimson's unregistered restricted common stock, please see our Current Report on Form 8-K dated August 15, 2007 and filed with the SEC on August 21, 2007 and incorporated herein by reference.

Other Relationships

        In February 2006, Bear Stearns acted as a joint bookrunner for our initial public offering. In March 2006, Bear Stearns underwrote a $350 million bridge loan to EXCO that was subsequently repaid in full and terminated.

        Entities affiliated with the Farallon Partnerships were lenders under a senior term loan of EXCO Partners Operating Partnership, LP, or EPOP, one of our wholly-owned subsidiaries, which has been repaid in full and terminated. Entities affiliated with the Farallon Partnerships were also lenders under a senior secured bridge loan of Holdings II, which has been repaid in full and terminated.

        Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is a lender under the EXCO Resources credit agreement and the EPOP credit agreement.

        During the past three years, EXCO has been a client of Credit Suisse and affiliates of CSM. Credit Suisse and affiliates of CSM have provided investment banking services to EXCO, received investment banking-related compensation from EXCO, managed or co-managed a public offering of EXCO securities, and traded as principal or as market maker or liquidity provider in the securities or derivatives of EXCO.

        Barclays Bank PLC is a lender under the EXCO Resources credit agreement and the EPOP credit agreement.

        Other selling shareholders, or their affiliates, set forth in the table above may participate from time to time in equity or debt financing arrangements with EXCO or its subsidiaries.

PLAN OF DISTRIBUTION

        We are registering shares of common stock underlying our preferred stock to permit the resale of these shares by the selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, from time to time according to the terms of the 7.0% Registration Rights Agreement. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve:

  •
  crosses or block transactions

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  sales pursuant to Rule 144;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise and if then permitted by the Preferred Stock Purchase Agreement, dated March 28, 2007, among the Company and the purchasers signatory thereto, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by a prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus.

        The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under such prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

        Each selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an "underwriter" within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. At the time a particular offering of the shares of common stock is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. If any selling shareholder is deemed to be an underwriter, such selling shareholder may be subject to certain statutory liabilities under the Securities Act and other applicable securities laws. Each of Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Credit Suisse has represented to us that such entity is a broker-dealer. Any profit on sale of the shares by them and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to this registration statement.

        The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock pursuant to the 7.0% Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the 7.0% Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in a prospectus, in accordance with 7.0% Registration Rights Agreement, or we may be entitled to contribution.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act and (2) the date on which all of the shares are eligible for resale pursuant to Rule 144(k) of the Securities Act.

        Once sold under the registration statement, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for us by William L. Boeing, our Vice President, General Counsel and Secretary. On April 5, 2006, we awarded a ten-year stock option for the purchase of 500,000 shares at $12.36 per share to Mr. Boeing. This option vests in four equal annual installments beginning on April 5, 2006. On December 1, 2006, we granted to Mr. Boeing a ten-year stock option for the purchase of 26,200 shares at $14.62 per share. This option vests in four equal annual installments beginning on December 1, 2006. Mr. Boeing also owns 1,700 shares of our common stock that he purchased in the open market.

EXPERTS

        The financial statements for the year ended December 31, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2004 and 2003, the related consolidated statement of income, shareholder's equity and comprehensive income and cash flows for each of the years then ended and for the period from January 1, 2005 through September 26, 2005 and the consolidated financial statements of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and for the period from September 16, 2005 (date of inception) through December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountant, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

        The statements of revenues and direct operating expenses of the Winchester Energy Company Properties (Winchester Properties) for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined statements of revenues and direct operating expenses of the Anadarko Mid-Continent Operations for the years ended December 31, 2006, 2005 and 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the Anadarko Vernon Operations for the years ended December 31, 2006, 2005 and 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements as of December 31, 2005 and for the period from October 3, 2005 to December 31, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report (which includes an explanatory paragraph related to accounting for transactions between entities under common control) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements for the year ended December 31, 2004 and for the period from January 1, 2005 to October 2, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the reports (which includes an explanatory paragraph related to accounting for transactions between entities under common control) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        On March 5, 2007, we entered into an agreement with PricewaterhouseCoopers LLP, or PWC, our former independent registered public accounting firm, pursuant to which we agreed to indemnify PWC for the payments of all legal costs and expenses incurred in PWC's successful defense of any legal action or proceeding that may arise as a result of inclusion of PWC's previous audit report on our past financial statements in the registration statement, of which this prospectus constitutes a part. The agreement also provides that this indemnification provision will be void, and any amounts paid to PWC pursuant to this indemnification will be returned to us in the event there is court adjudication that PWC is liable for professional malpractice.

INDEPENDENT PETROLEUM ENGINEERS

        Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to all of our properties included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

105,263,115 shares

EXCO Resources, Inc.

Common stock

Prospectus

September 5, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration and filing fees.

Expenses	Amount
Securities and Exchange Commission registration fee	$57,795
Printing and engraving expenses	2,500	*
Legal fees and expenses	40,000	*
Accounting fees and expenses	50,000	*
Engineering fees and expenses	2,500	*
Miscellaneous	4,000	*

Total	$156,795	*

*
Estimate.

        Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 15.    Indemnification of Directors and Officers

        Article XIV of our Third Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by the Texas Business Corporation Act, or TBCA, and the Texas Miscellaneous Corporation Laws Act, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director's performance of his or her duties as a director. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director's capacity as director, except for liability for any of the following:

  (1)
  A breach of the director's duty of loyalty to the us or our shareholders;

  (2)
  An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of the law;

  (3)
  A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's office; or

  (4)
  An act or omission for which the liability of a director is expressly provided by an applicable statute.

        Article XIV further provides that if the TBCA or Texas Miscellaneous Corporation Laws Act is amended to authorize further elimination of the personal liability of directors, then the liability of a director shall be eliminated to the fullest extent permitted by the TBCA and the Texas Miscellaneous Corporation Laws Act, as so amended.

        Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification, nor will any repeal or modification of those provisions of the TBCA or Texas Miscellaneous Corporation Laws Act that concerns the limitations of director liability be construed to adversely affect any right or protection of a director existing at the time of such repeal or modification unless such adverse construction is required by law.

        Article XIII of our Third Amended Restated Articles of Incorporation and Article VI of our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the TBCA and the Texas Miscellaneous Corporation Laws Act. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under the TBCA. We believe that these provisions are necessary.

        Under Article 2.02-1 of the TBCA, subject to the procedures and limitations stated therein, we may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of ours against judgment, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

  •
  acted in good faith;

  •
  reasonably believed that his or her conduct was in or at least not opposed to our best interests; and

  •
  in the case of a criminal proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        We are required by Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by the director or officer in connection with a proceeding in which the director or officer is a named defendant or respondent because the director or officer is or was in that position if the director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBCA prohibits us from indemnifying a director or officer in respect of a proceeding in which the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, other than for reasonable expenses (including court costs and attorneys' fees) actually incurred by him or her in connection with the proceeding; provided, that the TBCA further prohibits us from indemnifying a director or officer in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duties.

        Under Article 2.02-1(J) of the TBCA, a court of competent jurisdiction may order us to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by him or her in connection with the proceeding.

        Pursuant to a merger agreement dated March 11, 2003 between ER Acquisition, Inc., EXCO Holdings Inc. and us, entered into in connection with a going private transaction, we indemnified each person who served as an officer or director of ours prior to the effective time of the merger until the later of six years after the effective time of the merger or the expiration of any statute of limitations applicable to the claim under which indemnification is sought, against liabilities for their actions or omissions as directors or officers before the effective time of the merger. The merger agreement further provided that for a period of six years after the effective time of the merger, we must maintain directors' and officers' liability insurance protection with the same coverage and in the same amount as and on terms no less favorable to the covered officers and directors than that provided by our pre-merger insurance policies. The persons benefiting from the insurance provisions of the merger agreement include all persons who served as our directors and executive officers during the period from August 1, 2002 until the effective time of the merger.

        We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act, under insurance policies, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorneys' fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 16.    Exhibits and Financial Statement Schedules

        A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.    Undertakings

a.
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  5.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  i.
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  ii.
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  iii.
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  iv.
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 5, 2007.

EXCO Resources, Inc.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Douglas H. Miller, Stephen F. Smith or J. Douglas Ramsey, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY D. BENJAMIN Jeffrey D. Benjamin	Director	September 5, 2007
/s/ VINCENT J. CEBULA Vincent J. Cebula	Director	September 5, 2007
/s/ EARL E. ELLIS Earl E. Ellis	Director	September 5, 2007
/s/ DOUGLAS H. MILLER Douglas H. Miller	Chairman and Chief Executive Officer (Principal Executive Officer)	September 5, 2007

/s/ ROBERT H. NIEHAUS Robert H. Niehaus	Director	September 5, 2007
/s/ BOONE PICKENS Boone Pickens	Director	September 5, 2007
/s/ J. DOUGLAS RAMSEY J. Douglas Ramsey	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 5, 2007
/s/ JEFFREY S. SEROTA Jeffrey S. Serota	Director	September 5, 2007
/s/ RAJATH SHOURIE Rajath Shourie	Director	September 5, 2007
/s/ STEPHEN F. SMITH Stephen F. Smith	Vice Chairman and President	September 5, 2007
/s/ ROBERT L. STILLWELL Robert L. Stillwell	Director	September 5, 2007
/s/ MARK E. WILSON Mark E. Wilson	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 5, 2007

EXHIBIT INDEX

Exhibit Number	Description Of Exhibit
2.1	Agreement and Plan of Merger between EXCO Holdings Inc. and EXCO Resources, Inc., dated February 9, 2006, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated February 8, 2006 and filed February 14, 2006 and incorporated by reference herein.
2.2
Merger Agreement, dated July 22, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated July 22, 2006 and filed on July 25, 2006 and incorporated by reference herein.
2.3
First Amendment to Agreement and Plan of Merger, dated as of September 28, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
2.4
Purchase and Sale Agreement by and among Anadarko Petroleum Corporation and Anadarko Gathering Company, as Seller, and Vernon Holdings, LLC, as Purchaser, dated December 22, 2006, filed as an Exhibit to EXCO's Pre-Effective Amendment No. 1 to Form S-1, dated January 16, 2007, and filed on January 16, 2007 and incorporated by reference herein.
2.5
Purchase and Sale Agreement by and among EXCO Resources, Inc., as Purchaser, Anadarko Petroleum Corporation, Anadarko E&P Company, LP, Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP, as Seller, dated February 1, 2007, filed as an Exhibit to EXCO's Annual Report on Form 10-K filed on March 19, 2007 and incorporated by reference herein.
2.6
First Amendment to Purchase and Sale Agreement and Assignment of Partial Interest in the Purchase and Sale Agreement by and among Anadarko Petroleum Corporation, Anadarko Gathering Company, EXCO Partners Operating Partnership, LP (successor by merger to Vernon Holdings, LLC) and Vernon Gathering, LLC, dated March 30, 2007, filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
2.7
First Amendment Letter Agreement by and among EXCO Resources, Inc., Southern G Holdings, LLC, Anadarko Petroleum Corporation, Anadarko E&P Company, LP, Howell Petroleum Corporation, and Kerr-McGee Oil & Gas Onshore LP, dated May 2, 2007, filed as an Exhibit to EXCO's Current Report on Form 8-K dated May 2, 2007 and filed on May 8, 2007 and incorporated by reference herein.
2.8
Second Amendment to Purchase and Sale Agreement, effective as of February 1, 2007, by and among Anadarko Petroleum Corporation, Anadarko E&P Company LP, Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, EXCO Resources, Inc. and Southern G Holdings, LLC, filed as an Exhibit to EXCO's Current Report on Form 8-K dated May 2, 2007 and filed on May 8, 2007 and incorporated by reference herein.
2.9
Third Amendment to Purchase and Sale Agreement and Assignment of Partial Interest in the Purchase and Sale Agreement, effective as of February 1, 2007, by and among Anadarko Petroleum Corporation, Anadarko E&P Company LP, Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, EXCO Resources, Inc. and Southern G Holdings, LLC, filed as an Exhibit to EXCO's Current Report on Form 8-K dated May 2, 2007 and filed on May 8, 2007 and incorporated by reference herein.

2.10
Membership Interest Purchase and Sale Agreement, dated May 8, 2007, by and among EXCO Resources, Inc., Southern G Holdings, LLC and Crimson Exploration Inc. and Crimson Exploration Operating, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated May 2, 2007 and filed on May 8, 2007 and incorporated by reference herein.
4.1
Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated February 8, 2006 and filed on February 14, 2006 and incorporated by reference herein.
4.2	Amended and Restated Bylaws of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated August 8, 2007 and filed on August 10, 2007 and incorporated by reference herein.
4.3
Statement of Designation of Series A-1 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.4
Statement of Designation of Series A-2 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.5
Statement of Designation of Series B 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.6
Statement of Designation of Series C 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.7
Statement of Designation of Series A-1 Hybrid Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.8
Statement of Designation of Series A-2 Hybrid Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.9	Specimen Stock Certificate for EXCO's common stock, filed as an Exhibit to EXCO's Amendment No. 2 to the Form S-1 (File No. 333-129935) filed on January 27, 2006 and incorporated by reference herein.
4.10
First Amended and Restated Registration Rights Agreement, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), effective January 5, 2006, filed as an Exhibit to EXCO's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935) filed on January 6, 2006 and incorporated by reference herein.
4.11
Registration Rights Agreement, dated March 28, 2007, by and among EXCO Resources, Inc. and the other parties thereto with respect to the 7.0% Cumulative Convertible Perpetual Preferred Stock and the Hybrid Preferred Stock, filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.12
Registration Rights Agreement, dated March 28, 2007, by and among EXCO Resources, Inc. and the other parties thereto with respect to the Hybrid Preferred Stock, filed as an Exhibit to EXCO's Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.
4.13
Articles of Amendment to Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K dated August 30, 2007 and filed on September 5, 2007 and incorporated by reference herein.
5.1	Legal opinion of William L. Boeing, Esq., filed herewith.
23.1	Consent of KPMG LLP, filed herewith.
23.2	Consent of KPMG LLP, filed herewith.
23.3	Consent of KPMG LLP, filed herewith.
23.4	Consent of KPMG LLP, filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.6	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.7	Consent of Lee Keeling and Associates, Inc., filed herewith.
23.8	Consent of William L. Boeing (included in his opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in the signature page of this Registration Statement).